Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:
August 5, 2024	Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Second Quarter Earnings Per Share of $0.55

Declares Cash Dividend of $0.21 per Share

(Manhattan, KS, August 5, 2024) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.55 for the three months ended June 30, 2024, compared to $0.51 per share in the first quarter of 2024 and $0.61 per share in the same quarter last year. Net earnings for the second quarter of 2024 amounted to $3.0 million, compared to $2.8 million in the prior quarter and $3.4 million for the second quarter of 2023. For the three months ended June 30, 2024, the return on average assets was 0.78%, the return on average equity was 9.72%, and the efficiency ratio was 67.9%.

For the first six months of 2024, diluted earnings per share totaled $1.06 compared to $1.23 during the same period in 2023. Net earnings for the six months of 2024 totaled $5.8 million, compared to $6.7 million in the first six months of 2023. For the six months ended June 30, 2024, the return on average assets was 0.75%, the return on average equity was 9.30%, and the efficiency ratio was 70.0%.

In making this announcement, Abby Wendel, President and Chief Executive Officer of Landmark, said, “During the second quarter, we continued to see good growth in loans coupled with solid credit quality. Also, both our net interest income and our fee-based income grew nicely this quarter. During the second quarter 2024, non-interest expense grew by $544,000 but included a $979,000 valuation adjustment on a former branch facility that is currently under contract to be sold. Excluding these adjustments, non-interest expense would have declined by $306,000, or 2.9% from the prior quarter. This quarter total loans grew $16.5 million, or 6.9% annualized, driven mainly by strong growth in residential mortgage and construction loans. Additionally, net interest income grew 2.1%, to $11.0 million, as higher interest on loans exceeded interest costs on deposits and our net interest margin expanded by nine basis points and totaled 3.21%. Non-interest income also increased $320,000 over the prior quarter mainly due to higher fees and service charges along with higher gains on sales of mortgage loans. Excluding a decline in brokered deposits on the last day of the quarter, deposit balances were stable during the second quarter while average interest-bearing deposits increased slightly from the prior quarter.”

Ms. Wendel continued, “Loan credit quality remains excellent. Landmark recorded net loan recoveries of $52,000 in the second quarter of 2024 compared to net loan charge-offs of $7,000 in the first quarter of 2024 and $68,000 in the second quarter of 2023. The ratio of net loan charge-offs to loans remains low. No provision for credit losses was recorded in the second quarter 2024. Non-accrual loans totaled $5.0 million, or 0.51%, of gross loans at June 30, 2024 while the balance of loans past due 30 to 89 days totaled $1.9 million, or 0.19%, of gross loans at June 30, 2024. The allowance for credit losses totaled $10.9 million at June 30, 2024, or 1.11% of period end gross loans. At the end of the second quarter 2024 our equity to assets ratio grew to 8.22% while our loans to deposits ratio totaled 77.5% and reflects strong liquidity for future loan growth.”

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid September 4, 2024, to common stockholders of record as of the close of business on August 21, 2024.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Tuesday, August 6, 2024. Investors may participate via telephone by dialing (833) 470-1428 and using access code 974885. A replay of the call will be available through September 5, 2024, by dialing (866) 813-9403 and using access code 416026.

SUMMARY OF SECOND QUARTER RESULTS

Net earnings in the second quarter of 2024 increased 8.4% to $3.0 million compared to the first quarter 2024 but decreased $350,000 from the same period last year. As previously mentioned, the current quarter included a valuation adjustment on a former branch under a sales contract which after tax reduced net income by $739,000, or $0.14 per share. During the second quarter, loans grew 6.9% annualized, and both net interest income and non-interest income increased over the first quarter. Non-interest expense, excluding the valuation adjustment, declined and no provision for credit losses was taken.

Net Interest Income

Net interest income in the second quarter of 2024 amounted to $11.0 million representing an increase of $227,000, or 2.1%, compared to the previous quarter. The increase in net interest income was due mainly to growth in interest income on loans, but partially offset by higher interest expense on deposits. The net interest margin increased to 3.21% during the second quarter from 3.12% during the prior quarter. Compared to the previous quarter, interest income on loans increased $532,000, or 3.7%, to $15.0 million due to both higher average balances and rates. The average tax-equivalent yield on the loan portfolio increased 17 basis points to 6.33%. Interest expense on deposits increased $216,000, or 4.0%, in the second quarter 2024, compared to the prior quarter, mainly due to higher rates on interest-bearing deposits. The average rate on interest-bearing deposits increased in the second quarter to 2.44% compared to 2.35% in the prior quarter. Interest on borrowed funds declined slightly due to a small decline in average balances.

Non-Interest Income

Non-interest income totaled $3.7 million for the second quarter of 2024, an increase of $320,000, or 9.4%, from the previous quarter. The increase in non-interest income compared to the first quarter of 2024 was primarily the result of increases of $230,000 in fees and service charges and $136,000 in gains on sales of one-to-four family residential real estate loans.

Non-Interest Expense

During the second quarter of 2024, non-interest expense totaled $11.1 million, an increase of $544,000, or 5.2%, compared to the prior quarter. As mentioned above, the increase in non-interest expense this quarter was primarily related to a valuation allowance of $979,000 recorded on a former branch facility that is currently under contract to be sold. A valuation allowance of $129,000 on this facility was also recorded in the first quarter of 2024. Excluding these valuation allowances, non-interest expense totaled $10.1 million in the second quarter of 2024 compared to $10.4 million in the first quarter of 2024, a decline of $306,000, or 2.9%. Compensation and benefits, occupancy and equipment and amortization of mortgage servicing rights and other intangibles were all lower this quarter.

Income Tax Expense

Landmark recorded income tax expense of $587,000 in the second quarter of 2024 compared to $518,000 in the prior quarter. The effective tax rate was 16.3% in the second quarter of 2024 compared to 15.7% in the first quarter of 2024. The increase in the effective tax rate was primarily due to higher earnings before taxes as tax-exempt income was consistent between the periods.

Balance Sheet Highlights

As of June 30, 2024, gross loans totaled $980.6 million, an increase of $16.5 million, or 6.9% annualized since March 31, 2024. During the quarter, loan growth was primarily comprised of one-to-four family residential real estate (growth of $19.3 million) and construction and land (growth of $5.7 million) loans. The increase in one-to-four family residential real estate loans is primarily related to continued demand for adjustable-rate mortgage loans which are retained in our portfolio. Investment securities decreased $16.8 million during the second quarter of 2024, while pre-tax unrealized net losses on these investment securities increased slightly from $24.4 million at March 31, 2024 to $24.8 million at June 30, 2024.

Period end deposit balances decreased $43.0 million to $1.3 billion at June 30, 2024. The decrease in deposits was mainly driven by declines in money market and checking (decrease of $36.9 million) non-interest-bearing demand (decrease of $3.8 million) and savings (decrease of $3.0 million) in the second quarter. The decrease in money market and checking accounts was mainly driven by a decline in brokered deposits on the last day of the quarter. Average interest-bearing deposits increased slightly this quarter compared to the first quarter. Total borrowings increased $49.5 million during the second quarter 2024. The increase was due to increased borrowing on our FHLB line of credit which was primarily related to the decline in brokered deposits. Average borrowings, including FHLB advances and repurchase agreements decreased $2.6 million this quarter compared to the first quarter. At June 30, 2024, the loan to deposits ratio was 77.5% compared to 73.6% in the prior quarter.

Stockholders’ equity increased to $128.3 million (book value of $23.45 per share) as of June 30, 2024, from $126.7 million (book value of $23.14 per share) as of March 31, 2024. The ratio of equity to total assets increased to 8.22% on June 30, 2024, from 8.16% on March 31, 2024.

The allowance for credit losses totaled $10.9 million, or 1.11% of total gross loans on June 30, 2024, compared to $10.9 million, or 1.13% of total gross loans on March 31, 2024. Net loan recoveries totaled $52,000 in the second quarter of 2024, compared to net loan charge-offs of $7,000 during the first quarter of 2024. No provision for credit losses was recorded in the second quarter of 2024 compared to a provision for credit losses of $300,000 in the first quarter of 2024.

Non-performing loans totaled $5.0 million, or 0.51% of gross loans at June 30, 2024 compared to $3.6 million, or 0.38% of gross loans at March 31, 2024. Loans 30-89 days delinquent totaled $1.9 million, or 0.19% of gross loans, as of June 30, 2024, compared to $3.9 million, or 0.42% of gross loans, as of March 31, 2024. Foreclosed real estate owned totaled $428,000 at June 30, 2024.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economies, including the effects of inflationary pressures and supply chain constraints on such economies; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters, including any changes in response to the recent failures of other banks; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) changes and uncertainty in benchmark interest rates, including the timing of rate changes, if any, by the Federal Reserve; (x) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xi) the loss of key executives or employees; (xii) changes in consumer spending; (xiii) integration of acquired businesses; (xiv) unexpected outcomes of existing or new litigation; (xv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvi) the economic impact of past and any future terrorist attacks, acts of war, including the current Israeli-Palestinian conflict and the conflict in Ukraine, or threats thereof, and the response of the United States to any such threats and attacks; (xvii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xviii) fluctuations in the value of securities held in our securities portfolio; (xix) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xx) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xxi) the level of non-performing assets on our balance sheets; (xxii) the ability to raise additional capital; (xxiii) cyber-attacks; (xxiv) declines in real estate values; (xxv) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2024	2024	2023	2023	2023
Assets
Cash and cash equivalents	$23,889	$16,468	$27,101	$23,821	$20,038
Interest-bearing deposits at other banks	4,881	4,920	4,918	5,904	8,336
Investment securities available-for-sale, at fair value:
U.S. treasury securities	89,325	93,683	95,667	118,341	121,480
Municipal obligations, tax exempt	114,047	118,445	120,623	115,706	124,451
Municipal obligations, taxable	74,588	75,371	79,083	73,993	77,713
Agency mortgage-backed securities	142,499	149,777	157,396	148,817	160,734
Total investment securities available-for-sale	420,459	437,276	452,769	456,857	484,378
Investment securities held-to-maturity	3,613	3,584	3,555	3,525	3,496
Bank stocks, at cost	9,647	7,850	8,123	8,009	9,445
Loans:
One-to-four family residential real estate	332,090	312,833	302,544	289,571	259,655
Construction and land	30,480	24,823	21,090	21,657	22,016
Commercial real estate	318,850	323,397	320,962	323,427	314,889
Commercial	178,876	181,945	180,942	185,831	181,424
Agriculture	84,523	86,808	89,680	84,560	84,345
Municipal	6,556	5,690	4,507	3,200	2,711
Consumer	29,200	28,544	28,931	29,180	28,219
Total gross loans	980,575	964,040	948,656	937,426	893,259
Net deferred loan (fees) costs and loans in process	(583)	(578)	(429)	(396)	(261)
Allowance for credit losses	(10,903)	(10,851)	(10,608)	(10,970)	(10,449)
Loans, net	969,089	952,611	937,619	926,060	882,549
Loans held for sale, at fair value	2,513	2,697	853	1,857	3,900
Bank owned life insurance	38,826	38,578	38,333	38,090	37,764
Premises and equipment, net	20,986	20,696	19,709	23,911	24,027
Goodwill	32,377	32,377	32,377	32,377	32,199
Other intangible assets, net	2,900	3,071	3,241	3,414	3,612
Mortgage servicing rights	2,997	2,977	3,158	3,368	3,514
Real estate owned, net	428	428	928	934	934
Other assets	28,149	29,684	28,988	29,459	25,148
Total assets	$1,560,754	$1,553,217	$1,561,672	$1,557,586	$1,539,340

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	360,631	364,386	367,103	395,046	382,410
Money market and checking	546,385	583,315	613,613	586,651	606,474
Savings	150,996	154,000	152,381	157,112	160,426
Certificates of deposit	192,470	191,823	183,154	169,225	131,661
Total deposits	1,250,482	1,293,524	1,316,251	1,308,034	1,280,971
FHLB and other borrowings	131,330	74,716	64,662	82,569	84,520
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	8,745	15,895	12,714	12,590	13,958
Accrued interest and other liabilities	20,292	20,760	19,480	23,185	20,887
Total liabilities	1,432,500	1,426,546	1,434,758	1,448,029	1,421,987
Stockholders’ equity:
Common stock	55	55	55	52	52
Additional paid-in capital	89,469	89,364	89,208	84,568	84,475
Retained earnings	57,774	55,912	54,282	57,280	55,498
Treasury stock, at cost	(330)	(249)	(75)	-	-
Accumulated other comprehensive (loss) income	(18,714)	(18,411)	(16,556)	(32,343)	(22,672)
Total stockholders’ equity	128,254	126,671	126,914	109,557	117,353
Total liabilities and stockholders’ equity	$1,560,754	$1,553,217	$1,561,672	$1,557,586	$1,539,340

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest income:
Loans	$15,022	$14,490	$12,623	$29,512	$23,999
Investment securities:
Taxable	2,359	2,428	2,379	4,787	4,696
Tax-exempt	759	764	775	1,523	1,561
Interest-bearing deposits at banks	40	63	49	103	147
Total interest income	18,180	17,745	15,826	35,925	30,403
Interest expense:
Deposits	5,673	5,457	3,452	11,130	5,991
FHLB and other borrowings	1,027	1,022	1,027	2,049	1,594
Subordinated debentures	418	412	387	830	751
Repurchase agreements	88	107	127	195	287
Total interest expense	7,206	6,998	4,993	14,204	8,623
Net interest income	10,974	10,747	10,833	21,721	21,780
Provision for credit losses	-	300	250	300	299
Net interest income after provision for credit losses	10,974	10,447	10,583	21,421	21,481
Non-interest income:
Fees and service charges	2,691	2,461	2,481	5,152	4,839
Gains on sales of loans, net	648	512	830	1,160	1,523
Bank owned life insurance	248	245	223	493	441
Other	133	182	295	315	521
Total non-interest income	3,720	3,400	3,829	7,120	7,324
Non-interest expense:
Compensation and benefits	5,504	5,532	5,572	11,036	11,114
Occupancy and equipment	1,294	1,390	1,394	2,684	2,763
Data processing	492	481	431	973	1,020
Amortization of mortgage servicing rights and other intangibles	256	412	472	668	933
Professional fees	649	647	607	1,296	1,098
Valuation allowance on real estate held for sale	979	129	-	1,108	-
Other	1,921	1,960	1,873	3,881	3,764
Total non-interest expense	11,095	10,551	10,349	21,646	20,692
Earnings before income taxes	3,599	3,296	4,063	6,895	8,113
Income tax expense	587	518	701	1,105	1,394
Net earnings	$3,012	$2,778	$3,362	$5,790	$6,719

Net earnings per share (1)
Basic	$0.55	$0.51	$0.61	$1.06	$1.23
Diluted	0.55	0.51	0.61	1.06	1.23
Dividends per share (1)	0.21	0.21	0.20	0.42	0.40
Shares outstanding at end of period (1)	5,469,566	5,473,867	5,476,354	5,469,566	5,476,354
Weighted average common shares outstanding - basic (1)	5,471,724	5,469,954	5,476,354	5,470,839	5,475,075
Weighted average common shares outstanding - diluted (1)	5,474,336	5,474,852	5,480,528	5,474,602	5,480,748

Tax equivalent net interest income	$11,167	$10,925	$11,021	$22,075	$22,165

(1) Share and per share values at or for the period ended June 30, 2023 have been adjusted to give effect to the 5% stock dividend paid during December 2023.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Performance ratios:
Return on average assets (1)	0.78%	0.72%	0.88%	0.75%	0.89%
Return on average equity (1)	9.72%	8.88%	11.52%	9.30%	11.77%
Net interest margin (1)(2)	3.21%	3.12%	3.21%	3.16%	3.26%
Effective tax rate	16.3%	15.7%	17.3%	16.0%	17.2%
Efficiency ratio (3)	67.9%	72.1%	69.2%	70.0%	69.7%
Non-interest income to total income (3)	25.3%	24.1%	26.1%	24.7%	25.2%

Average balances:
Investment securities	$437,136	$456,933	$495,456	$447,034	$497,486
Loans	955,104	945,737	873,910	950,420	862,186
Assets	1,545,816	1,555,662	1,525,589	1,550,739	1,518,373
Interest-bearing deposits	936,237	935,417	882,726	935,827	877,841
FHLB and other borrowings	72,875	72,618	77,176	72,747	61,285
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	11,524	14,371	16,909	12,947	22,199
Stockholders’ equity	$124,624	$125,846	$117,038	$125,235	$115,087

Average tax equivalent yield/cost (1):
Investment securities	3.04%	2.96%	2.70%	2.99%	2.69%
Loans	6.33%	6.16%	5.80%	6.25%	5.62%
Total interest-bearing assets	5.29%	5.11%	4.66%	5.20%	4.53%
Interest-bearing deposits	2.44%	2.35%	1.57%	2.39%	1.38%
FHLB and other borrowings	5.67%	5.66%	5.34%	5.66%	5.25%
Subordinated debentures	7.76%	7.65%	7.17%	7.71%	6.99%
Repurchase agreements	3.07%	2.99%	3.01%	3.03%	2.61%
Total interest-bearing liabilities	2.78%	2.70%	2.01%	2.74%	1.77%

Capital ratios:
Equity to total assets	8.22%	8.16%	7.62%
Tangible equity to tangible assets (3)	6.09%	6.01%	5.42%
Book value per share	$23.45	$23.14	$21.43
Tangible book value per share (3)	$17.00	$16.67	$14.89

Rollforward of allowance for credit losses (loans):
Beginning balance	$10,851	$10,608	$10,267	$10,608	$8,791
Adoption of CECL	-	-	-	-	1,523
Charge-offs	(119)	(141)	(158)	(260)	(266)
Recoveries	171	134	90	305	151
Provision for credit losses for loans	-	250	250	250	250
Ending balance	$10,903	$10,851	$10,449	$10,903	$10,449

Allowance for unfunded loan commitments	$300	$300	$200

Non-performing assets:
Non-accrual loans	$5,007	$3,621	$2,784
Accruing loans over 90 days past due	-	-	-
Real estate owned	428	428	934
Total non-performing assets	$5,435	$4,049	$3,718

Loans 30-89 days delinquent	$1,872	$4,064	$614

Other ratios:
Loans to deposits	77.50%	73.64%	68.90%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.19%	0.42%	0.07%
Total non-performing loans to gross loans outstanding	0.51%	0.38%	0.31%
Total non-performing assets to total assets	0.35%	0.26%	0.24%
Allowance for credit losses to gross loans outstanding	1.11%	1.13%	1.17%
Allowance for credit losses to total non-performing loans	217.76%	299.67%	375.32%
Net loan charge-offs to average loans (1)	-0.02%	0.00%	0.03%	0.00%	0.01%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the six months ended,
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023

Non-GAAP financial ratio reconciliation:
Total non-interest expense	$11,095	$10,551	$10,349	$21,646	$20,692
Less: foreclosure and real estate owned expense	39	(50)	(3)	(11)	(20)
Less: amortization of other intangibles	(171)	(170)	(198)	(341)	(395)
Less: valuation allowance on real estate held for sale	(979)	(129)	-	(1,108)	-
Adjusted non-interest expense (A)	9,984	10,202	10,148	20,186	20,277

Net interest income (B)	10,974	10,747	10,833	21,721	21,780

Non-interest income	3,720	3,400	3,829	7,120	7,324
Less: losses (gains) on sales of investment securities, net	-	-	-	-	-
Less: gains on sales of premises and equipment and foreclosed assets	-	9	-	9	(1)
Adjusted non-interest income (C)	$3,720	$3,409	$3,829	$7,129	$7,323

Efficiency ratio (A/(B+C))	67.9%	72.1%	69.2%	70.0%	69.7%
Non-interest income to total income (C/(B+C))	25.3%	24.1%	26.1%	24.7%	25.2%

Total stockholders’ equity	$128,254	$126,671	$117,353
Less: goodwill and other intangible assets	(35,277)	(35,448)	(35,811)
Tangible equity (D)	$92,977	$91,223	$81,542

Total assets	$1,560,754	$1,553,217	$1,539,340
Less: goodwill and other intangible assets	(35,277)	(35,448)	(35,811)
Tangible assets (E)	$1,525,477	$1,517,769	$1,503,529

Tangible equity to tangible assets (D/E)	6.09%	6.01%	5.42%

Shares outstanding at end of period (F)	5,469,566	5,473,867	5,476,354

Tangible book value per share (D/F)	$17.00	$16.67	$14.89